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                              CLC HEALTHCARE, INC.

                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61514) pertaining to the 1998 Equity Participation Plan of CLC Healthcare, Inc. of our report dated February 28, 2003 (except for the sixth paragraph of Note 3 and the fourth paragraph of Note 1, as to which the dates are March 7, 2003 and March 17, 2003, respectively) with respect to the consolidated financial statements and schedule of CLC Healthcare, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

                                  /s/ Ernst & Young LLP

Dallas, Texas
March 26, 2003